Exhibit 99.1

TOREADOR PROVIDES UPDATED RESERVE ESTIMATES IN TURKISH BLACK SEA AND REPORTS SUCCESSFUL LIFT OF DECK ONTO THIRD PRODUCTION TRIPOD IN SOUTH AKCAKOCA SUB-BASIN PROJECT

•	P1 through P3 reserves increase to 136 Bcf in South Akcakoca Sub-Basin project
•	Additional exploration prospects identified; approximately 692 Bcf potential
•	Deck installation and tie-back operations begun on Ayazli production platform

DALLAS, TEXAS – (September 27, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) today provided an update on the proved, probable and possible reserves in the South Akcakoca Sub-basin (SASB) project and identified additional exploration potential in the project area as well as in areas to the east of the SASB. The company also reported that deck installation is complete and tie-back operations are underway on the third and final production platform in the first phase of development in the project.

Estimated reserves increase in Black Sea offshore Turkey

In the SASB project area, LaRoche Petroleum Consultants, Ltd. provided an update as of June 30, 2007 to the estimate of proved, probable and possible natural gas reserves as well as exploration potential in the SASB and other areas immediately to the east. The 2007 estimates include reserves attributable to the thirteen successful wells drilled in the SASB area from 2004 through the first half of 2007, and include updated exploration potential from the SASB area as well as blocks to the east in the joint venture’s exploration permit area.

Toreador Provides Updated Black Sea Reserve Estimates and Operational Update	Page 2 of 4

Sept. 27, 2007

On a gross basis, proved reserves increased to 72 BCF in this year’s study from the 46 BCF in last year’s SASB study dated June 30, 2006. Probable reserves increased to 39 BCF from 14 BCF at mid-year 2006, and possible reserves increased to 25 BCF from the 6 BCF in last year’s estimate. The total estimated proved, probable and possible reserves in the SASB increased to 136 BCF from 66 BCF in last year’s study.

To Toreador’s 36.75% interest, the 2007 study estimates proved reserves to be approximately 27 BCF, probable reserves to be approximately 14 BCF, and possible reserves to be 9 BCF. The total proved, probable and possible reserves to Toreador’s interest add up to approximately 50 BCF.

Unrisked exploration potential in this year’s study was calculated to be 692 BCF in the high case, the middle case estimated to be 381 BCF, and 174 BCF in the low end case. In last year’s study, the exploration potential ranged from 432 BCF to 35 BCF with the middle case 127 BCF.

To Toreador’s 36.75% interest, the 2007 high, middle and low estimates correspond to 254 BCF, 140 BCF and 64 BCF, respectively. The corresponding 2006 estimates were 159 BCF, 47 BCF and 13 BCF, respectively.

LaRoche arrived at these estimates using the results from thirteen successful wells and two dry holes drilled since September 2004, as well as data from 2D and 3D seismic surveys conducted in the South Akcakoca Sub-basin and the two sub-basins immediately to the east, designated by Toreador as the Alapli Sub-basin and the Eregli Sub-basin.

The “Proved,” “Probable,” and “Possible” categories were calculated using standard methodologies for U.S. reserves reporting. In the “Unrisked Exploration Potential” category, prospects that exhibit similar seismic anomalies that have characterized the reserves discovered so far were considered to be gas-bearing. The estimates of unrisked exploration potential reserves were derived by statistical modeling of reservoir extent and thickness, affected by the reservoir depth. Other prospect characteristics were assumed to be consistent with the results from drilling in the SASB area. The potential reserves calculated using this method were not risk adjusted for the probability of success.

Toreador has a 36.75% interest in the SASB project. TPAO (the Turkish national oil company) has a 51% interest and is the operator. The remaining 12.25% is held by Stratic Energy.

Toreador Provides Updated Black Sea Reserve Estimates and Operational Update	Page 3 of 4

Sept. 27, 2007

Ayazli deck successfully lifted onto tripod; installation and tie-back operations underway

In the Ayazli Field, the production deck was successfully lifted onto the previously installed tripod and is currently being secured. Installation and tie-back operations are underway with the goal of bringing on production from the Ayazli-2A and -3A wells in October. When the Ayazli platform is brought online, the operator will make adjustments to optimize production from all three platforms in the system with expected production to be approximately 50 MMCFD.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary note to investors -- The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this release, such as probable reserves, possible reserves and potential reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2005, available from our website at www.toreador.net or by calling us at (214) 559-3933. You can also obtain this form from the SEC at www.sec.gov

Toreador Provides Updated Black Sea Reserve Estimates and Operational Update	Page 4 of 4

Sept. 27, 2007

Probable reserves are those reserves that have not been qualified as proved reserves and that have been demonstrated to be potentially recoverable, given the higher element of risk. Possible reserves are those reserves that are less well defined than probable reserves since the risk is relatively higher as compared to probable reserves. Unrisked exploration potential reserves are based on estimates of exploration potential.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net